Exhibit 16.2

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549-7561

Re: Her Imports

SEC File No. 000-53810

On May 1, 2017, our appointment as auditor for Her Imports ceased. We have read Her Imports’ statements included under Item 4.01 of its Form 8-K dated May 4, 2017 and agree with such statements, insofar as they apply to our firm.

Very truly yours,

/s/ RBSM LLP
RBSM LLP